Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	BRETT CHILES (713-529-0900)

EQUUS II INCORPORATED ANNOUNCES

INVESTMENT IN REAL ESTATE SECTOR

HOUSTON, TX – December 6, 2005 – Equus II Incorporated (NYSE: EQS) (the “Fund”) announces the completion of $4.25 million in mezzanine debt to Creekstone Florida Holdings, L.L.C. to develop Creekstone’s Island Reserve condominium project. The Florida development consists of 299 condominium homes and townhomes in Panama City. The investment represents the fund’s first in the real estate market.

Creekstone is one of the nation’s most prominent, vertically integrated, full service real estate development companies. With over $600 million in total investments, Creekstone is a well-established name in the real estate development and management marketplace. Creekstone concentrates on institutional quality assets, each generally less than $75 million in total cost, within geographic regions that maintain long-term employment and strong population growth trends.

“Creekstone’s past performance and development strategy satisfy the fund’s established criteria of investing in areas that we believe will enhance shareholder value,” commented Sam P. Douglass, Co-Chairman of Equus.

“We believe the current real estate market provides excellent opportunities for growth. We are also excited about this investment because it provides the fund’s first entry into real estate, which is representative of our strategy to invest in attractive millennium growth trends;” said Anthony Moore, Co-Chairman, CEO and President of Equus.

“Creekstone is delighted to have Equus as our partner in the Island Reserve development project. We hope our relationship develops into an ongoing investment partnership that will be beneficial to all parties and shareholders,” stated Everett Jackson, Principal and Co-founder of Creekstone.

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.